Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-234265
Amendment No. 1 to Form S-1
Filed on October 30, 2019

VISLINK
At the heart of the action

Vislink Technologies, Inc.

November 2019

NASDAQ: VISL

www.vislink.com

Free Writing Prospectus Disclosure

- Issuer Free Writing Prospectus Issued Pursuant to SEC Rule 433
- This free writing prospectus relates to the proposed public offering of common stock and warrants of Vislink Technologies, Inc. (the "Company"), together with the common stock underlying such warrants, all of which are being registered on a Registration Statement on Form S-1 (No. 333-234265) (as amended the "Registration Statement"). This free writing prospectus should be read together with the preliminary prospectus included in that Registration Statement, which can be accessed through the following link:

  https://www.sec.gov/Archives/edgar/data/1565228/000149315219016220/forms-1a.htm

- Before you invest, you should read the preliminary prospectus in that registration statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling: 212-624-2060.

VISLINK Technologies

Safe Harbor Statement

These materials have been prepared by Vislink Technologies, Inc. (“Vislink” or the “Company”) solely for use at the presentation. The information presented or contained in these materials is subject to change without notice. These materials contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, assumptions, estimates and projections about us and our industry. The forward-looking statements are subject to various risks and uncertainties. The Company urges caution in considering its current trends and any outlook on earnings disclosed in this presentation. These forward-looking statements, which reflect the Company’s best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of the Company to be materially different from the performance indicated or implied by such statements. Words such as “expects”, anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated in forward-looking statements include, among others: progress, timing, cost, future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources, or patent protection for our products and commercialization activities; and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in the Risk Factors contained in the Company’s Amended Registration Statement on Form S-1, which was filed with the Securities and Exchange Commission on October 30, 2019.

Offering Summary

Issuer	Vislink Technologies, Inc.
Exchange/Ticker	NASDAQ/VISL
Offering Size	7.0 million; approximately $8.05 million if over-allotment is exercised
Over Allotment	15% (100% Primary)
Use of Proceeds	Working capital and general corporate purposes
Sole Book-Runner	A.G.P./Alliance Global Partners

VISLINK Technologies

Management



Roger G. Branton
CEO and CFO
- *cofounder*
- *20+ yrs. finance/merchant bkg.*



John Payne
President and COO
- *20+ years wireless video comms.*
- *Expert, broadcasting, pro sports and Mil/Gov market apps.*



David Robins
VP of Global Sales
- *15+ years wireless video comms.*



John Procacci
VP of Sales, USA
- *25+ years Mil/Gov wireless video comms..*



Paul Norridge
Head of Finance
- *20+ years accounting/finance*



Chris Dalton
Director of Product Management
- *20+ years satellite and wireless comms.*

At a Glance

- NASDAQ listed/Ticker symbol: **VISL**
- 152 employees
- Headquarters : Hackettstown, NJ
- Broad IP portfolio: over 70 US and international patent matters covering key wireless communications areas




BEST DIRECTOR



Investor Highlights

- Price 11/5/19: $.39
- Market Cap: $5.6 million
- Shares Outstanding: 14.4 million
- Warrants Outstanding: 1.19 million
- Fiscal year end: 12/31/19
- Revenue FYE2018: $37.9 million

VISLINK Technologies

Recent Highlights

✓ **The Company completed its restructuring, 100% focused on delivering its backlog to customers and strengthening its supply chain.**

2019: COMPLETED INTERNAL RESTRUCTURING

- Executed global rebranding under **Vislink Technologies, Inc**.
- Removed over $10 million in costs through personnel reduction and facilities consolidation.
- Paid off convertible debt incurred in 2018 in full — Company is now free of all funded debt.
- Shifted culture to:
    - Delivering the backlog, strengthening supply chain, positive cash flow and profitability.
    - From a R&D mindset to a commercial mindset.

BUSINESS HIGHLIGHTS

- Received over $3 million in new orders, increasing backlog to over $13M.
- Awarded a $2.8 million U.S. Army contract for surveillance and reconnaissance receivers.
- Public launch of new Vislink 4K system for Panasonic studio cameras.
- HCAM 4K received product award as the only sub-single frame latency 4K UHD system available today.
- Vislink equipment was deployed at the first North American "Battle-Royale" **esports** arena.
- Vislink powered a referee-helmet mounted system during the Champions Hockey League in Sweden.
- Introduced new helmet and body-worn video system for military and law enforcement tactical applications.

Market Verticals

- Leveraging its 50-year history of video technology innovations, Vislink is a global leader in live production applications for news, sports and entertainment.
- The Company is a trusted supplier to local, national and international organizations for military/government and satcom applications.



Live Production


HOUSTON

Military/Government



Satcoms

VISLINK Technologies

Tier-1 Customers

BROADCASTERS

LIVE SPORTS AND ENTERTAINMENT

DEFENSE/PUBLIC SAFETY

Global Presence and Revenue Base


UK
USA
CHINA
UAE
SINGAPORE

+200,000	SYSTEMS DEPLOYED
+110	COUNTRIES SOLD INTO
+160	GLOBAL PARTNERS

VISLINK Technologies

Products & Services

Terrestrial Microwave Systems

- Wireless Camera
- Onboard
- Point-to-Point radios
- Electronic Newsgathering
- Body worn solutions
- Aerial Video Downlink
- Specialized antennas

Satellite Systems

- Antennas
- Electronics

Systems and Solutions

- Vislink Technologies equipment
- 3rd party equipment
- System architecture and design
- Recurring installation & maintenance


RF CENTRAL
IMT

VISLINK Technologies

Key Live Production Solutions

- HCAM – Premium 4K Ultra HD Wireless Camera System






BEST of SHOW
TVTechnology
WINNER

Major event broadcasting
-Grammy awards
-Olympics
-Tier 1 event coverage

VIEW VOLVO RACE VIDEO

- Microlite – Value HD wireless camera system






VISLINK

Smaller event coverage
-Division 3 athletics
-Minor league fancam
-Midmarket prosumers

- IMTDragonFly – embedded HD solution






IMT

Body worn applications
-Live-action sports
-Tactical deployments

VIEW REFCAM VIDEO

Live Production Solution: **Onboards**

- Vislink ultracompact onboard systems have been deployed at leading high-speed racing events for over a decade, including:

-MotoGP	**-MotoAmerica**
-Formula 1	**-Formula E**
-WRC	**-LeMans**



VIEW MOTOGP VIDEO

KEY TECHNOLOGIES

- MDR (Multi-Channel Diversity Receive System
- Integrated 4K
- Proprietary filtering
- HEVC Encoding
- ISDB modulation
- Multiple RF frequency bands
- Bespoke, ruggedized support components


ONBOARD RECEIVE SYSTEM 8 x 2 Way MRC RF
Onboard telemetry control antenna
Red Site A Demod 1 Input 1 and 2
Green Site B Demod 1 Input 3 and 4
Blue Site C Demod 2 Input 1 and 2
Yellow Site D Demod 2 Input 3 and 4
Grey Site E Demod 3 Input 1 and 2
Pink Site F Demod 3 Input 3 and 4
PIT Site Demod 4 Input 1 and 2
PAD Site Demod 4 Input 3 and 4

Favorable Spectrum/Regulatory and Technology Trends

- Broadcast spectrum incentive auction – Free up spectrum
  - Nearly 1,000 stations will be affected
  - FCC has also authorized rollout of **ATSC 3.0** (next-generation IP-based TV standard), allowing broadcasters to provide numerous enhanced services.
  - Both events create an est. $50 million+ market opportunity for Vislink equipment upgrades (transmitters, antennas, RF components).
- FCC proposing new rules for more unlicensed spectrum
  - Provides access for an expanded customer base (colleges, house of worship, streamers)
- 5G expected to have significant impact on broadcasting and media
  - Lower latency, ultrafast speeds and higher capacity expected to spur live production and distribution, expanded fan engagement.




ATSC 3.0


5G

✓ Opportunity to capture substantial upgrade business from broadcasters

Where We Are Heading: Live Production Applications

- Provide transport for live streaming events outside traditional broadcast distribution.
  - The global esports audience expected to reach 453.8 million worldwide in 2019 (+15% YoY)**
  - Facebook Live broadcasts reached 3.5 billion in 2018.

- Leverage our leadership in 4K, HDR and other video technologies.
  - Audiences want to experience events on demand with high-quality video that immerses them in the action. (POV cameras, onboards).
  - 67% of live video consumers say video quality is most important factor.**

- Facilitate broadcasters' willingness to use cloud computing to enable improved Artificial Intelligence and Machine Learning to drive workflows.

VIEW LIVE PRODUCTION AI VIDEO



Live Event Streaming



Esports



More engaging angles

* NewZoo 2019 Esports Market Report
**Livestream/New Yorker Magazine survey

Key Mil/Gov Solutions: Aerial Downlinks

- Vislink Airborne Video Downlink System (AVDS) includes an integrated suite of downlink transmitters, receivers and antennas that capture real-time, reliable high-definition video from drones, helicopters and other aircraft.

- Video can be displayed at command centers, mobile units and on video management systems.

VIEW MIL/GOV TACTICAL VIDEO



AIRCRAFT
HDX-1100
Fully integrated microwave transmitter
CRITIAL TACTICAL USE
Portable BCRx-HD
COFDM receiver/monitor integrated into a portable IP66 briefcase
Handheld MMCR
Mini Mobile Commander HD, a small diversity receiver with H.264 & MPEG-2 decoding
Mobile Tactical Rx
Ruggedized COFDM (DVB-T) diversity vehicle mounted downlink receiver
FIXED RECEIVE
CRX6
COFM (DVB-T) six-way diversity central receiver
CRX2
COFM (DVB-T) two-way diversity central receiver
CIRAS-X6
Six-way high gain antenna system with diversity receiver package
COMMAND
IP STREAM
TSM-20202
Collects, aggregates & distributes video captured

Key Mil/Gov Solutions: Covert Surveillance

- Vislink solutions for tactical surveillance include miniaturized body worn cameras, transmitters and receivers.
- Featured products:

IMTDragonFly

- embedded solution
- range >2 miles line of sight
- lightweight < 1.2 ounces (34 grams)
- <4 W DC power consumption



- **DropCam Video Kit**
  - integrated camera and microphone removable sensor module
  - lightweight, rugged IP66 design
  - daylight and IR cameras
  - MPEG-4 (H.264 Part 10) high-profile encoding




Body worn, covert & canine transmitters
Body/helmet worn equipment
HD Micro Camera
Transmitter
Dropcam
Integrated COFDM Transmitter / Camera System
Canine worn equipment
Harness with micro camera & transmitter

VISLINK Technologies

Where We Are Heading: MilGov/International/Verticals

- Extend our engagements with global corporations and defense organizations.

AIRBUS

NATO OTAN

- Expand presence into verticals needing real-time, high-quality wireless video transport.



Transportation



Oil/Gas/Mining



Telemedicine/Education

Satcoms Current Products: **Antennas**

- AirPro 75 Ka– low-cost driveaway satellite terminal (NEW)




VISLINK

Lightweight, rapid-deploy terminal
-compact (.75m), low-cost, single-button deployment
-supports standard TRIA & E-TRIA
-one-click auto-acquisition technology
-disaster recovery
-live streaming

- MSAT Man-portable satellite antenna system





Portable tri-band system for rapid deployment in hostile environments
-up to 5Mbit/s on Geo – more on Ku HTS
-65cm, 90cm, 120cm versions
-secure military comms
-emergency services

- NewSwift HD satellite antenna 1.5m/1.8m, 2.4m





Roof-mountable driveaway system
-interchangeable C/X/Ku Band cartridge
-full 3-axis simultaneous motorization
-newsgathering/events/sports
-secure satcoms

VISLINK Technologies

Where We Are Heading: Vislink LiveSat™

Complete Solution for Remote Live Content Capture, Production, Broadcast and Distribution


Live Content Capture
Remote Production
Satellite Access and Bandwidth
Studio Command
Wireless camera systems
Satellite Antennas
Video Compression
eutelsat
Viasat
Network Management System

Alliances/Partnerships/Joint Ventures/Wins

- Signed a MOU with Cogent (Provider of bonded cellular products)
  - Leverage our brand to sell into adjoining APAC regions. (6 months to revenue)



- Entered into strategic partnership with Aeroshot Productions
  - Integrating our wireless technology into gyro-stabilized cameras for extreme live events and tactical applications


VISLINK
Technologies

- Revitalizing Vislink SATCOM product offering:
  - 5G Ka partnership (12-18 months to revenue)
  - 5G Ku partnership (9-15 months to revenue)



- Joint ventures
  - LTE equipment manufacturers
  - E-sports gaming integrators
  - Artificial Intelligence and machine learning



- Recent Wins
  - $3M new orders in live production, mil/gov and satcom markets, part of $13M order backlog
  - $2.8M US Army order for ruggedized handheld receivers
  - $1.1M order from leading Middle East integrator for portable satcom terminals

VISLINK Technologies

Investment Summary

- Financial turnaround completed through aggressive cost-cutting and overhaul of processes.
- Company has no funded debt for the first time.
- Company is focused on fully realigning its supply chain, a process begun in July 2019.
- Strong order book across market verticals, approx. $13 million backlog as of November 2019.
- Company's goal is to consistently achieve EBITDA and cash flow profitability.
- Recent product innovations and strategic partnerships further reinforce the company's reputation as an industry leader, creates opportunities for larger contracts.
- Positively positioned for growth including favorable regulatory trends, alliances, joint ventures and acquisitions.

Capitalization Table

Security	As of Nov. 6, 2019 # of Shares (in thousands)	WAEP	$ Value (in thousands)	% of Fully Diluted
Common Shares	14,430			90.16%
Outstanding Warrants	1,188	$19.90	$23,641	7.42%
Outstanding Options	387	$15.00	$5,805	2.42%
Fully Diluted Shares Outstanding	16,005			100.0%

VISLINK Technologies

Balance Sheet
(in thousands except per share data)

	June 30, 2019 (unaudited)	December 31, 2018
ASSETS		
Current assets		
Cash	$ 416	$ 2,005
Accounts receivable, net	5,637	6,191
Inventories, net	12,737	13,050
Prepaid expenses and other current assets	916	780
Total current assets	19,706	22,026
Right of use assets, operating leases	2,427	—
Property and equipment, net	2,051	2,096
Intangible assets, net	3,813	4,691
Total assets	$ 27,997	$ 28,813
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current liabilities		
Accounts payable	$ 7,491	$ 7,072
Accrued expenses	3,650	2,112
Convertible promissory notes, net of discount of $-0- and $16, respectively	10	400
Operating lease obligations, current	1,444	—
Due to related parties	364	361
Customer deposits and deferred revenue	2,198	1,574
Derivative liabilities	445	1,118
Total current liabilities	15,602	12,637
Convertible promissory notes, net of discount of $7 and $47, respectively	5,803	5,886
Operating lease obligations, net of current portion	1,038	—
Total liabilities	22,443	18,523
Commitments and contingencies (See Note 9)		
Stockholders' equity		
Preferred stock – $0.00001 par value per share: 10,000,000 shares authorized as of June 30, 2019 and December 31, 2018; -0- shares issued and outstanding as of June 30, 2019 and December 31, 2018	—	—
Common stock – $0.00001 par value per share, 100,000,000 shares authorized, 2,255,728 and 1,877,698 shares issued and 2,255,727 and 1,877,697 shares outstanding as of June 30, 2019 and December 31, 2018, respectively	—	—
Additional paid in capital	246,490	244,562
Accumulated other comprehensive income	276	275
Treasury stock, at cost – 1 share at June 30, 2019 and December 31, 2018, respectively	(22)	(22)
Accumulated deficit	(241,190)	(234,525)
Total stockholders' equity	5,554	10,290
Total liabilities and stockholders' equity	$ 27,997	$ 28,213

VISLINK Technologies

Income Statement
(in thousands except net loss per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,	
	2019	2018	2019	2018
Revenue	$ 7,352	$ 9,424	$ 15,558	$ 19,157
Cost of revenue and operating expenses				
Cost of components and personnel	3,516	4,487	7,643	9,277
Inventory valuation adjustments	42	121	89	234
General and administrative expenses	5,550	6,028	10,733	11,860
Research and development expenses	866	2,925	1,792	5,367
Impairment charge	—	168	—	168
Amortization and depreciation	588	818	1,177	1,705
Total cost of revenue and operating expenses	10,562	14,547	21,434	28,611
Loss from operations	(3,210)	(5,123)	(5,876)	(9,454)
Other income (expense)				
Changes in fair value of derivative liabilities	747	605	673	1,654
Loss on conversion of debentures	(48)	—	(48)	—
Other income expense	—	38	—	38
Interest expense, net	(1,064)	(1,903)	(1,414)	(1,950)
Total other income (expense)	(365)	(1,260)	(789)	(258)
Net loss	$ (3,575)	$ (6,383)	$ (6,665)	$ (9,712)
Basic and diluted loss per share	$ (1.79)	$ (3.95)	$ (3.41)	$ (6.24)
Weighted average number of shares outstanding:				
Basic and diluted	2,002	1,615	1,954	1,556
Comprehensive loss:				
Net loss	$ (3,575)	$ (6,383)	$ (6,665)	$ (9,712)
Unrealized gain (loss) on currency translation adjustment	34	(109)	1	328
Comprehensive loss	$ (3,541)	$ (6,492)	$ (6,664)	$ (9,384)

VISLINK Technologies

Q2 2019 Non-GAAP Reconciliation

In thousands of US$	GAAP Q2	Stock Option Expense	One-Time Expenses	Discontinued Operations	Non GAAP Q2
Revenue	$7,352		130		$7,482
Gross margin	*52.2%*				*53.0%*
Cost of revenue and operating expenses					
Cost of components and personnel	3,516				3,516
Inventory valuation adjustments	42				42
General and administrative expenses	5,550	(601)	(146)	(187)	4,616
Research and development expenses	866		(20)		846
Amortization and depreciation	588	-	-	-	588
Total cost of revenue and operating expenses	10,562	(601)	(166)	(187)	9,608
Income (loss) from operations	(3,210)	601	296	187	(2,126)
Other income (expense)					
Changes in fair value of derivative liabilities	747				747
Loss on conversion of debentures	(48)				(48)
Interest expense	(1,064)	-	-	-	(1,064)
Total other income (expense)	(365)	-	-	-	(365)
Net income (loss)	$(3,575)	$601	$296	$187	$(2,491)
EBITDA	$(1,923)	$601	$296	$187	$(839)

VISLINK Technologies

H1 2019 Non-GAAP Reconciliation

In thousands of US$	GAAP H1	Stock Option Expense	One-Time Expenses	Discontinued Operations	Non GAAP H1
Revenue	$15,558		221		$15,779
Gross margin	*50.9%*				*51.6%*
Cost of revenue and operating expenses					
Cost of components and personnel	7,643				7,643
Inventory valuation adjustments	89				89
General and administrative expenses	10,733	(1,276)	(275)	(468)	8,714
Research and development expenses	1,792		(23)		1,769
Amortization and depreciation	1,177	-	-	-	1,177
Total cost of revenue and operating expenses	21,434	(1,276)	(298)	(468)	19,392
Income (loss) from operations	(5,876)	1,276	519	468	(3,613)
Other income (expense)					
Changes in fair value of derivative liabilities	673		-		673
Loss on conversion of debentures	(48)				(48)
Interest expense	(1,415)	-	-	-	(1,415)
Total other income (expense)	(790)	-	-	-	(790)
Net income (loss)	$(6,666)	$1,276	$519	$468	$(4,403)
EBITDA	$(4,074)	$1,276	$519	$468	$(1,811)

For More Information

Vislink Technologies, Inc.

941-953-9035

www.vislink.com

Appendix

Live Production Video: Volvo Ocean Race (Official RF Equipment Supplier)

VISLINK Technologies

OFFICIAL SUPPLIER

VOLVO OCEAN RACE

ROUND THE WORLD


MAPFRE

Live Production Video: MotoGP Racing Series (Official Equipment Supplier)

VISLINK Technologies
RF SYSTEMS SUPPLIER
motoGP

DORNA


SHOEI
Allianz

Live Production Video: ESPN Football game (cap-mounted RefCam)

- 2016 Hockey All-Star Game
- 2017 ESPN CFL
- 2018 Michigan-Ohio State Football
- 2018 Champions Hockey League, Europe


REFCAM
Powered by Vislink


IMT

IMTDragonFly

Live Production Video: Looking forward with AI camera operator (Click image to play video)



Mil/Gov Video: Orange County Sheriff CA (Air downlink mission-critical tactical application)

Complete Vislink airborne downlink system:

- Tactical handhelds
- Command Vehicles
- Command Center


ORANGE COUNTY
COUNTY OF ORANGE CALIFORNIA
SHERIFF


FLIR SYSTEMS
33°45.2781' N 117°59.6577' W
SPD 69 KTS HDG 304 °T
ALT 1107 FT
229°T
S W
33°45.1945' N 117°59.7758' W
SPD 0 MPH HDG --- °T
ELV 71 FT SLT 0.25 MI
08/10/15
00:04:55
LRF TARGET
33°45.2642' N
117°59.7714' W
ELV 72 FT
SLT 0.26 MI
N
LRF L ARMED
HDIR
M WH
FOC MAN
EXP MAN
W N 3 FT
-28°
287°
GEOPOINT
INS NAV 0.03°
TRK COR
SLAVE READY